AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated October 1, 2018 to the Amended and Restated Investment Sub-Advisory Agreement (the “Agreement”) dated October 1, 2017, between Penn Mutual Asset Management, LLC (the “Adviser”) and AllianceBernstein L.P. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Sub-Adviser currently renders investment sub-advisory services to the SMID Cap Value Fund, a series of Penn Series Funds, Inc., subject to the oversight of the Adviser, and the Adviser now desires the Sub-Adviser to render investment sub-advisory services to an additional series of Penn Series Funds, Inc., the Large Cap Value Fund, in the manner and on the terms and conditions set forth in the Agreement and this Amendment; and the Sub-Adviser desires to render such services, in such manner and under such terms; and

WHEREAS, the parties wish to further amend the Agreement to reflect the addition of the Large Cap Value Fund; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Exhibit A, as referenced in Section 1 of the Agreement, is amended to also include the Large Cap Value Fund.

2. Section 3.A. is deleted and replaced in its entirety with the following:

Payment of Fee. For the services Sub-Adviser renders to the Fund under this Agreement, Adviser will pay Sub-Adviser fees based on the average daily net assets of the Fund at the rates set forth in Exhibit A to the Agreement.

3. Section 3.B. is deleted in its entirety, and Section 3.C. is reordered as Section 3.B.

4. Exhibit A to the Agreement is further amended to add the fee schedule for each Fund subject to the Agreement as shown below.

Name of Fund	Fee Rate
SMID Cap Value Fund

(i) Eighty basis points (0.80%) with respect to the first $10,000,000 of average daily net assets of the Fund;

(ii)  Sixty-five basis points (0.65%) with respect to the next $40,000,000 of average daily net assets of the Fund; and

(iii)  Fifty-five basis points (0.55%) of average daily net assets of the Fund in excess of $50,000,000.

Large Cap Value Fund

(i) Twenty-nine basis points (0.29%) with respect to the first $150,000,000 of average daily net assets of the Fund; and

(ii)  Twenty-five basis points (0.25%) of average daily net assets of the Fund in excess of $150,000,000.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective and duly authorized officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC	ALLIANCEBERNSTEIN L.P.

By:	/s/ Keith G. Huckerby	By:	/s/ Louis T. Mangan
Name:	Keith G. Huckerby	Name:	Louis T. Mangan
Title:	President & Chief Marketing Officer	Title:	Assistant Secretary

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